Exhibit 15.4

CONSENT OF IHMA LABORATORIES

IHMA Laboratories hereby consents to all references to the US and Europe microbiological survey it was commissioned to prepare on behalf of Motif Bio plc and to the results of such survey (collectively, the “IHMA Information”) included Annual Report on Form 20-F of Motif Bio plc for the year ending December 31, 2018, and to all references to IHMA Laboratories as having prepared such survey. IHMA Laboratories further consents to the incorporation by reference in Motif Bio plc’s Registration Statements on Form F-3 (File Nos. 333-222614 and 333-222042), as amended and supplemented, filed with the United States Securities and Exchange Commission, of the IHMA Information and all references to IHMA Laboratories, as having prepared such survey.

/s/ Jack Johnson
Jack Johnson
CEO
IHMA LABORATORIES
April 15, 2019